                                                                    EXHIBIT 10.9

                                                          CONFIDENTIAL TREATMENT
                                                REQUESTED. CONFIDENTIAL PORTIONS
                                                      OF THIS DOCUMENT HAVE BEEN
                                                          REDACTED AND HAVE BEEN
                                                       SEPARATELY FILED WITH THE
                                                                     COMMISSION.

                                   AGREEMENT

     This Agreement is entered into as of July 24, 1998 ("Effective Date") by and between High Voltage Engineering Europa B.V., located at Amsterdamseweg 63, 3812RR Amersfoort, The Netherlands ("HVEE"), Varian Associates, Inc., a Delaware corporation ("Varian") through its Ion Implant Systems business unit located at 35 Dory Road, Gloucester, MA 01930-2297, USA, and Genus, Inc., a California corporation ("Genus") through its Ion Technology Division, located at 4 Stanley Tucker Drive, Newburyport, MA 01950, USA, referred to hereinafter individually as a "Party" or jointly as the "Parties."

                                    Recitals

     HVEE and Genus entered into a Joint Technology Development Agreement dated September 13, 1996 for the development and supply of tandem accelerator assemblies and components to Genus, as subsequently modified by the Extension of the Supply Agreement dated October 16, 1997 and by the Amendment to the Extension of the Supply Agreement dated December 2, 1997 (collectively "the 1996 Supply Agreement").

     HVEE and Varian entered into a Development and Supply Agreement dated February 24, 1998 for the development and supply of prototype tandem accelerators to Varian ("the 1998 Varian Agreement").

     Varian and Genus entered into an Asset Purchase Agreement dated April 15, 1998, under which Varian is acquiring certain assets of Genus related to Genus' Ion Technology Division and its high energy ion implanter business ("the Asset Purchase Agreement"). Pursuant to the terms of the Asset Purchase Agreement, Genus agreed to assign its rights and obligations under the 1996 Supply Agreement to Varian. Also pursuant to the terms of the Asset Purchase Agreement, Genus (a) represented that neither HVEE nor Genus was in default in the performance of its obligations under the 1996 Supply Agreement, and (b) agreed to use its best efforts to ensure that HVEE will grant any consent necessary for Genus to assign its rights and obligations under the 1996 Supply Agreement to Varian.

     HVEE gave notice to Genus of three instances of breach by Genus of the 1996 Supply Agreement, in an April 29, 1998 letter from Renee Koudijs to John Aldeborgh.

     HVEE, Genus and Varian desire to resolve any and all disputes concerning past obligations pursuant to the terms of the 1996 Supply Agreement and to terminate the 1996 Supply Agreement on the Asset Purchase Agreement closing date ("the Closing Date"), assigning to Varian only certain rights and obligations under the 1996 Supply Agreement.

     HVEE, Genus and Varian desire to terminate the 1998 Varian Agreement, to release Varian from certain future purchase obligations under the terms of the 1996 supply Agreement, and substitute certain other purchase and supply obligations between HVEE and Varian for tandem accelerators and components thereof.

     Therefore, in consideration of the promises and mutual agreements made by the Parties herein, the Parties agree as follows:

1.  The 1996 Supply Agreement

    1.1. Termination. Except as specifically provided below in Section 1.2, HVEE and Genus hereby terminate the 1996 Supply Agreement by mutual consent and extinguish all rights and obligations of both parties under the 1996 Supply Agreement.

    1.2.   Effect of Termination.

           1.2.1. Neither HVEE nor Genus shall have any further rights or obligations with respect to the 1996 Supply Agreement, and any and all of HVEE's and Genus' rights and remedies in respect of any breach or default thereunder shall be extinguished, except that the obligations under Section 6 (Warranty), 7 (Indemnification) and 8 (Confidentiality) of the 1996 Supply Agreement shall survive. Except as specifically provided in Section 1.2.4, HVEE shall have no rights or remedies against Varian with respect to any past or future obligation of Genus under the 1996 Supply Agreement.

           1.2.2. HVEE hereby sells and assigns to Genus title to the prototype 750 kV accelerator unit developed and constructed by HVEE under the 1996 Supply Agreement, and Genus shall transfer title to the prototype 750 kV accelerator unit to Varian pursuant to the Asset Purchase Agreement.

           1.2.3. As part of the settlement and termination of the 1996 Supply Agreement, Genus hereby sells, conveys, assigns, transfers and delivers to HVEE all of Genus' rights, title and interest (if any) in and to all of the technology and date pursuant to the 1996 Supply Agreement. HVEE acknowledges that Varian has the right to receive from Genus, and thereafter possess, the drawings and technical specifications previously delivered to Genus by HVEE under the 1996 Supply Agreement, solely for use by Varian in maintaining and supporting (but not manufacturing) Products (as later defined herein) previously sold by HVEE to Genus.

           1.2.4. Genus' surviving rights and obligations with respect to warranty and intellectual property infringement claims under Sections 6 and 7 of the 1996 Supply Agreement are hereby transferred to Varian, to the extent Varian assumes the liability for warranty and intellectual property infringement claims pursuant to the Asset Purchase Agreement. Genus' surviving rights and obligation under
                  Section 8 of the 1996 Supply Agreement are hereby transferred to Varian. Notwithstanding the foregoing transfer, Genus shall continue to be bound by Section 8. Varian hereby accepts the transferred rights, and agrees to pay, perform and discharge all of the transferred obligations specified in this Section 1.2.4.

           1.2.5. Varian and Genus hereby amend the terms of the Asset Purchase Agreement to delete Genus' obligation to assign the 1996 Supply Agreement to Varian.

    1.3. Termination Payment. Genus hereby pays to HVEE, and HVEE acknowledges receipt from Genus, of $1,971,666 for cancellation charges and other amounts due in respect of the 1996 Supply Agreement.

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

    1.4. Form of Payment by Genus. Payment by Genus to HVEE hereunder shall be by wire transfer to: Fleet National Bank, 75 State Street, Boston, MA 02109, ABA Bank Number 011 000 138, for credit to: High Voltage Engineering Corporation, 401 Edgewater Place, Suite 680, Wakefield, MA 01880-6210, Account Number 93737-25814-00156,
          Reference High Voltage Engineering Europa payment, Genus and Varian Charges.

2.  The 1998 Varian Agreement

    2.1. Termination. Except as specifically provided below in Section 2.2, HVEE and Varian hereby terminate the 1998 Varian Agreement by mutual consent and extinguish all rights and obligations of both parties under the 1998 Varian Agreement.

    2.2. Effect of Termination. Neither Varian nor HVEE shall have further rights or obligations with respect to the 1998 Varian Agreement, except that the rights and obligations under the terms of the Confidential Disclosure Agreement ("CDA"), Exhibit F to the 1998 Varian Agreement, as amended in Section 2.2.1 hereof, shall survive.

          2.2.1. Each of Varian and HVEE agree that Section 6 of the CDA shall be deleted in its entirety and replaced by the following: "6. This CDA shall apply only to Confidential Information disclosed during the period beginning October 15, 1997 and ending upon the termination date of that certain Agreement executed by VARIAN, HVEE and Genus, Inc., dated as of July 24, 1998 (the "New Agreement"). Confidential Information will be subject to the protection of this CDA for a period of three (3) years from the termination date of the New Agreement.

    2.3. Termination Payment. Varian hereby pays HVEE, and HVEE acknowledges receipt from Varian, of a total of $560,000 for cancellation of Varian Purchase Order #076045 pursuant to the 1998 Varian Agreement, comprised of the $371,205 down payment made previously and a $188,795 payment herewith.

    2.4. Form of Payment by Varian. Payment by Varian to HVEE hereunder shall be by wire transfer to Fleet National Bank, 75 State Street, Boston, MA 02109, ABA Bank Number 011 000 138, for credit to High Voltage Engineering Corporation, 401 Edgewater Place, suite 680, Wakefield, MA 01880-6210, Account Number 93737-25814-00516, Reference High
          Voltage Engineering Europa payment, Genus and Varian Charges.

3.  Supply and Purchase of HVEE Products

    3.1.  Definitions Relating to Products.

          3.1.1. "Products", as used herein, means the tandem accelerator assemblies, and all subassemblies and components thereof sold or contemplated to be sold by HVEE to Genus under the 1996 Supply Agreement and all Specified Products.

          3.1.2. "Specified Products", as used herein, means the Extension Accelerator Assembly, the Amendment Accelerator Assembly, the New Accelerator Assembly, the

                  Tandetron Power Supply, the Column Assembly, the Pumping tube Assembly, the New Accelerator Power Supply, and the Q-snout, including all subassemblies and components thereof, and all design changes and improvements thereto, whether by HVEE or requested or required by Varian.

          3.1.3. "Extension Accelerator Assembly", as used herein, means the tandem accelerator assembly, in the configuration described in the October 16, 1997 Extension of the 1996 Supply Agreement.

          3.1.4. "Amendment Accelerator Assembly", as used herein, means the tandem accelerator assembly, in the configuration described in the December 2, 1997 Amendment to the Extension of the 1996 Supply Agreement.

          3.1.5. "New Accelerator Assembly", as used herein, means the Extension Accelerator Assembly, but with a New Accelerator Power Supply replacing the Tandetron Power Supply.

          3.1.6. "Tandetron Power Supply", as used herein, means a DC power supply in which the high voltage is generated by means of an oscillator circuit from which the output voltage is capacitively coupled to diode stacks by means of dynodes and pick-up plates, commonly known as a capacitively coupled parallel fed Cockroft-Walton Power supply, including the driver, regulator, power transformer, Cee's and related parts.

          3.1.7. "New Accelerator Power Supply", as used herein, means the magnetically coupled, RF cascade, power supply for the generation of DC high voltage, basically consisting of cascaded deck assemblies including RF driver and controls, including without limitation, the 750 kV, 10mA configuration constructed by HVEE during Phase III of the 1996 Supply Agreement.

          3.1.8. "Column Assembly", as used herein, means the column assembly including the integrated column/accelerator tube assembly which basically consists of insulator rings and accelerated electrodes, integrated magnetic field suppression, grading plates, spark gaps and voltage dividing resistors, including without limitation, the configuration sold by HVEE to Genus under the 1996 Supply Agreement.

          3.1.9. "Pumping Tube Assembly", as used herein, means the integrated column/pumping tube assembly, for pumping excess stripper gas, which basically consists of insulator rings, electrodes, grading plates, spark gaps and voltage dividing resistors, including without limitation, the configuration sold by HVEE to Genus under the 1996 Supply Agreement.

          3.1.10. "Q-snout", as used herein, means the electrostatic energy matching lens located at the entrance of the low energy acceleration tube to match the source emittance and the accelerated acceptance, and related power supply, including without limitation, the configuration described in the 1996 Supply Agreement.

          3.1.11. "Market", as used herein, means the semiconductor production and flat panel display ion implantation equipment market.

    3.2. Purchase and Supply of Amendment Accelerator Assemblies. HVEE shall supply and Varian shall purchase [*] Amendment Accelerator Assemblies at the price of [*] each and on the delivery terms set forth in the 1996 Supply Agreement for delivery by March 31, 1999, for sale by Varian only in the Market.

    3.3. Purchase and Supply of Specified Products. Varian and HVEE hereby agree that the following supply and purchase oblations in respect of Specified Products shall be in effect from the date hereof through September 13, 2003:

          3.3.1. Varian shall purchase Specified Products only from HVEE, except pursuant to Section 3.3.9 or any agreement reached pursuant to Section 3.7.

          3.3.2. Varian shall not be required to purchase minimum quantities of any Specified Product, except as provided by Section 3.2.

          3.3.3. The price for each Extension Accelerator Assembly shall be [*] provided that the price shall be [*] for each Extension Accelerator Assembly ordered more than six months after the New Accelerator Power Supply proves to be production worthy, in accordance with Section 3.3.9.

          3.3.4.  The price for each New Accelerator Assembly shall be [*].

          3.3.5. Except as provided herein, unless otherwise agreed between HVEE and Varian, the prices for Products shall be the prices established, excluding the discount schedule, in the 1996 Supply Agreement (including the amendment and extension).

          3.3.6. Purchase and supply of Specified Products shall be on payment and delivery terms substantially similar to the terms for production units in the 1998 Varian Agreement.

          3.3.7. Varian shall purchase Products from HVEE only for sale in the Market, and shall not resell Products for use, to Varian's knowledge, in other markets.

          3.3.8. For so long as Varian Purchases a Specified Product only from HVEE, HVEE shall not sell that Specified Product in any configuration, or subassemblies or components thereof, to third parties for use or resale, to HVEE's knowledge, in the Market.

          3.3.9. If the New Accelerator Power Supply does not prove production worthy, in Varian's reasonable judgment, by June 30, 1999, Varian shall be free to find an alternative source, and thereafter purchase 10 mA 750 kV power supplies from suppliers other than HVEE for use in Varian's semiconductor manufacturing equipment, provided that the substitute does not infringe or misappropriate any intellectual property right of HVEE; provided, that by such date, Varian has (1) placed purchase orders for the New Accelerator Power Supply, (2) completed its

* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

                  testing of the New Accelerator Power Supply and (3) otherwise reasonably cooperated with and assisted HVEE in respect of establishing the production worthiness of the New Accelerator Power Supply. Varian shall continue to purchase other Specified Products only from HVEE. However, in the event Varian incorporates such a substitute power supply in semiconductor equipment sold by Varian, HVEE shall be free to sell the New Accelerator Power Supply to third parties for use in the Market or elsewhere.

          3.3.10. Unless otherwise agreed pursuant to Section 3.8 of this Agreement, HVEE shall be free to sell any Product which is not a Specified Product to any third party in any market, including the Market.

    3.4. Forecasts. Varian shall provide reasonably accurate, estimate purchase quantity forecasts detailing anticipated delivery schedules for each Specified Product as follows:

          3.4.1. Forecasts shall be provided for each month for the next twelve (12) months, beginning thirty (30) days from the date hereof. Forecasts will be rolling, and updated and provided to HVEE monthly or as HVEE may otherwise reasonably request.

          3.4.2. Forecasts shall be good faith estimates by Varian, shall be used only for production master planning and making firm commitments to purchase long lead time items, and shall not be binding upon Varian as purchase commitments.

    3.5. Engineering Changes. Varian and HVEE will negotiate in good faith and mutually agree to determine price changes due to design changes and improvements, whether requested by HVEE or requested or required by Varian. Cost changes will be based on the effect on direct variable cost induced by the design change. HVEE will provide reasonable justification for any cost change that results in any proposed price increase and will work with Varian to reduce costs. Cost increases will be shared equally between HVEE and Varian for one year by adding half of the cost increase to the price, and thereafter the full cost increase will be added to the price. Cost savings will be shared equally, by reducing the price to Varian by half of the cost savings achieved.

    3.6. Long Lead Items. Varian and HVEE shall cooperate to develop a procedure to manage the exposure for long lead items purchased to meet the demand for Specified Products forecasted by Varian. Varian and HVEE shall negotiate in good faith with a view to entering into a mutually agreeable arrangement for long lead items.

    3.7. Alternate Supply. Varian and HVEE shall cooperate to provide an adequate continuing supply of Specified Products. Varian and HVEE recognize that, given reasonably accurate forecasts, HVEE expects to be able to fully meet Varian's order volume, but that it is difficult to accurately forecast changes in the demand for Varian's products. Should Varian need Products beyond the volume HVEE supplies, HVEE shall cooperate with Varian to provide an alternate source of additional supply of Products. Varian and HVEE shall negotiate in good faith with a view to entering into a mutually agreeable arrangement by which the Specified products may be supplied to Varian by an alternate source in the event that HVEE is unable to meet Varian's requirements.

    3.8. Other Products. The purchase and supply obligations with respect to any Products other than Specified Products shall be provided by mutual agreement of HVEE and Varian from time to time. In the absence of any such mutual agreement, neither HVEE nor Varian shall have any obligations to the other in this regard.

    3.9. HVEE's Affiliates. HVEE reserves the right to establish and maintain production capability in respect of any Product at the facility of any of its affiliates or to subcontract any of its supply obligations hereunder to any of its affiliates; provided, that such affiliate agrees to be bound by the confidentiality provisions of this Agreement, and further provided, that HVEE shall remain responsible for the performance of its affiliate and that HVEE obtains prior written approval from Varian.

    3.10. Preprinted Forms. For its convenience, Varian may use its preprinted forms to order Products hereunder, and HVEE may use its preprinted forms to acknowledge same; provided, however, that the provisions of this Agreement shall govern the supply and purchase transactions contemplated hereby, and any preprinted or other provision contained in any such forms (other than Product identifications, quantities, price terms and delivery terms which are consistent with this Agreement) shall have no effect under this Agreement.

    3.11. No Other Licenses. Except as specifically granted herein, this Agreement grants no licenses of intellectual property rights to Varian or to Genus, including licenses of rights after the termination date of this Agreement.

4.  Miscellaneous

    4.1. Effectiveness. This Agreement shall take effect simultaneously with, and only upon, the closing of Varian's acquisition of the Genus assets contemplated by the Asset Purchase Agreement.

    4.2. Entire Agreement. This Agreement and the other instruments and agreements referred to in this Agreement constitute the entire understanding of the Parties and supersede all other agreements and understandings upon them, both written and oral, relating to the subject matter of this Agreement, and all previous agreements among the Parties.

    4.3. Amendments. This Agreement may not be amended or supplemented except by means of a written agreement executed on behalf of each of the Parties.

    4.4. Dispute Resolution. Any dispute of claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled only by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, by a panel of three arbitrators, selected under the normal procedures prescribed in the Rules, except that one arbitrator, who shall chair the panel, shall be a member of the American College of Trial Lawyers. The arbitration shall take place in Boston, Massachusetts and in no other place. The arbitrators' decision shall be

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

          in writing, shall be binding and final and judgment on the award may be entered and enforced in any court of competent jurisdiction. No party shall receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages. Each party to the arbitration shall bear their own attorney's fees and costs, but the parties shall each pay an equal share of the fees and expenses of the arbitrators and of the American Arbitration Association. The arbitrators shall have the authority to grant injunctive relief and to order specific performance.

    4.5. Severability. If any one or more of the provisions or a portion of any provisions of this Agreement shall be deemed to be contrary to law, invalid, illegal, unenforceable or unreasonable in any respect by any governmental authority, court of law or arbitrator(s) having competent jurisdiction over the subject matter and over the Parties, the remaining provisions, portions of such provisions or reasonable scope of such provisions shall be severable and enforceable in accordance with their terms, and the Parties shall make whatever reasonable adjustments in their arrangements as may be mutually fair in light of their original intent as reflected in this Agreement.

    4.6. Waiver. No failure on the part of a Party to exercise any right or remedy under this Agreement, and no delay on the part of a Party in exercising any right or remedy under this Agreement, shall constitute a waiver of such right or remedy; and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or of any other right or remedy. No waiver or consent shall be effective unless in writing and signed by the Party against which enforcement is sought.

    4.7. Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding the body of law related to the choice of laws. The language of this Agreement shall be interpreted without reference to which party prepared this Agreement or any portion of this Agreement.

    4.8. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

High Voltage Engineering Europa, B.V.


By   /s/ RENEE KOUDIJS
    ---------------------------------------
    Renee Koudijs
    Managing Director

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

GENUS, Inc.


By  /s/ WILLIAM W.R. ELDER
    ----------------------
    William W.R. Elder
    President & Chief Executive Officer



Varian Associates, Inc.


By  /s/ RICHARD A. AURELIO
    ----------------------
    Richard A. Aurelio
    Executive Vice President

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